    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1995
                             SUBJECT TO AMENDMENT.
                                                     REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         CAPITAL PACIFIC HOLDING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                            1521                           95-2956559
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                      4100 MACARTHUR BOULEVARD, SUITE 200
                        NEWPORT BEACH, CALIFORNIA 92660
                                  714-622-8400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                      ANTHONY M. LAUGHLIN, VICE PRESIDENT,
                            CHIEF FINANCIAL OFFICER
                      4100 MACARTHUR BOULEVARD, SUITE 200
                        NEWPORT BEACH, CALIFORNIA 92660
                                  714-622-8400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

  THE COMMISSION IS REQUIRED TO MAIL SIGNED COPIES OF ALL ORDERS, NOTICES AND
                               COMMUNICATIONS TO:

                             DAG WILKINSON, ESQUIRE
                             WILEY, REIN & FIELDING
                              1776 K STREET, N.W.
                            WASHINGTON, D. C. 20006
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                       AMOUNT        PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF            TO BE          OFFERING PRICE       AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED         PER UNIT**       OFFERING PRICE    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Warrants........................  790,000 Warrants          --                 --                 --
Common Stock issuable upon
  exercise...................... 790,000 Shares***        $3.30           $2,607,000*          $898.96
Total...........................                                                               $898.96
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

* Calculated based upon the exercise price of the Warrants solely for the purpose of calculating the registration fee pursuant to Rule 457 (g).

**  Calculated based upon Rule 457 (c).

*** Represents the number of shares of Common Stock initially issuable upon exercise of the Warrants. This Registration Statement also includes such indeterminable number of additional shares of Common Stock as may be issuable upon exercise of the Warrants as a result of antidilution provisions contained therein.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CAPITAL PACIFIC HOLDINGS, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K.

                   ITEM IN FORM S-3                              LOCATION IN PROSPECTUS
-------------------------------------------------------   -------------------------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus.........   Forepart of the Registration
                                                          Statement; Outside Front Cover Page
                                                          of the Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................   Inside Front Cover Page of
                                                          Prospectus; Outside Back Cover Page
                                                          of Prospectus
  3.  Summary Information; Risk Factors and Ratio of
        Earnings to Fixed Charges......................   The Company; Risk Factors (Ratio of
                                                          Earnings to Fixed Charges-not
                                                          applicable)
  4.  Use of Proceeds..................................   Use of Proceeds
  5.  Determination of Offering Price..................   Not Applicable
  6.  Dilution.........................................   Description of Securities; Dilution
  7.  Selling Security Holders.........................   Security Selling Holders; Plan of
                                                          Distribution
  8.  Plan of Distribution.............................   Plan of Distribution
  9.  Description of Securities to be Registered.......   Description of Securities;
                                                          Description of the Warrants;
                                                          Description of the Common Stock
 10.  Interests of Named Experts and Counsel...........   Experts; Legal Matters
 11.  Disclosure of Commission Position of
        Indemnification for Securities Act
        Liabilities....................................   Not Applicable
 12.  Information with Respect to the Registrant.......   The Company; Risk Factors;
                                                          Description of Securities

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 18, 1995.

PROSPECTUS

                         CAPITAL PACIFIC HOLDINGS, INC.

                                790,000 WARRANTS

                         790,000 SHARES OF COMMON STOCK
                     ISSUABLE UPON EXERCISE OF THE WARRANTS
                            ------------------------

     This Prospectus relates to the following securities of Capital Pacific Holdings, Inc. (the "Company"):
790,000 outstanding transferable Warrants (the "Warrants") and 790,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), issuable upon exercise of the Warrants. The Warrants are being offered pursuant to this Prospectus, from time to time, by or for the account of the holders of the Warrants (the "Selling Security Holders"). See "Selling Security Holders." The Common Stock is being offered by the Company upon exercise of the Warrants. See "Description of Securities." The proceeds from the exercise of the Warrants, if any, will be received by the Company. The Company will not receive any proceeds from the sales of the Warrants by the Selling Security Holders. See "Use of Proceeds."

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.30, subject to adjustment in certain circumstances. The Warrants are exercisable and transferable at any time after November 14, 1995. The Warrants expire on May 1, 2002. See "Description of Warrants."

     The Selling Security Holders have advised the Company that sales of the Warrants may be made from time to time by or for the account of the Selling Security Holders in ordinary transactions to or through one or more brokers or dealers or on the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In connection with such sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. There can be no assurance that any of the Warrants will be sold by the Selling Security Holders. See "Plan of Distribution."

     The Company has agreed to bear all expenses (other than selling expenses) in connection with the registration of the securities hereby and to indemnify the Selling Security Holders against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

     The Company's Common Stock is currently traded on the American Stock Exchange ("AMEX") under the symbol "CPH". The reported closing price of the Common Stock on the AMEX on October 10, 1995 was $3.00 per share.

     SEE "RISK FACTORS" ON PAGES 3 THROUGH 7 FOR CERTAIN INVESTMENT CONSIDERATIONS RELATING TO THE SECURITIES OFFERED HEREBY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 18, 1995.

                             AVAILABLE INFORMATION

     The Company's principal executive offices are located at 4100 MacArthur Boulevard, Suite 200, Newport Beach, California 92660, telephone (714) 622-8400. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Copies of such reports and other information filed by the Company can be obtained, at prescribed rates, from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports and other information can be inspected and copied at the Public Reference Section referred to above and at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 14th Floor, 75 Park Place, New York, New York 10007. Certain securities of the Company are listed on the AMEX, and reports and other information concerning the Company can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have heretofore been filed by the Company with the SEC pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

     1. Annual Report on Form 10-K for the fiscal year ending February 28, 1995;

     2. Quarterly Reports on Form 10-Q for the fiscal quarters ending May 31, 1995 and August 31, 1995;

     3. The description of the Company's Common Stock contained in the registration statement (Registration No. 33-14016) filed by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description; and

     4. All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Anthony M. Laughlin, Chief Financial Officer, Capital Pacific Holdings, Inc., 4100 MacArthur Boulevard, Suite 200, Newport Beach, California 92660, telephone (714) 622-8400.

                              SELECTED INFORMATION

     The following material, which is presented herein solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or included elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                                  RISK FACTORS

     Prospective investors should review the entire Prospectus and the information incorporated herein by reference and carefully consider, among other factors, the following considerations.

REAL ESTATE, ECONOMIC AND CERTAIN OTHER CONDITIONS

     The Company is a single-family homebuilder that is significantly affected by real estate market conditions where its development projects are located and in areas where its potential customers reside. The residential homebuilding industry is cyclical and highly sensitive to changes in general national and regional economic conditions, such as levels of employment, consumer confidence and income, availability to homebuilders of financing for acquisitions, development and construction, availability of financing to homebuyers for permanent mortgages, interest rate levels and the demand for housing. Sales of new homes are also affected by the condition of the resale market for used homes, including foreclosed homes. Housing demand is particularly sensitive to changes in interest rates. If mortgage interest rates increase significantly, affecting prospective buyers' ability to obtain affordable financing for their home purchase, the Company's sales and operating results may be adversely affected.

     The residential homebuilding industry has, from time to time, experienced fluctuating lumber prices and supply levels and serious shortages of labor and materials, including shortages of insulation, drywall, certain carpentry work and cement. Delays in construction of homes due to these shortages could have an adverse effect upon the Company's homebuilding operations. Historically, the Company has experienced shortages of material and labor, including as the result of labor strikes, but such strikes and other shortages have not adversely affected the Company's ability to deliver homes on a timely schedule. However, this may not be true with respect to any future shortages of material or labor.

     Several of the Company's projects are in master-planned developments. In these projects, the Company attempts to minimize its development costs and entitlement risks where possible by relying upon the master-plan developer for substantially all of the necessary infrastructure development (such as roads and utilities) and sometimes common facilities (such as parks, pools and other recreation facilities) outside the confines of the Company's project. Although this approach results in a substantial reduction in the capital investment required of the Company in a project, the Company may experience difficulty in obtaining permits or approvals from governmental authorities or in marketing homes in a project in the event the master-plan developer fails to complete the required facilities on a timely basis. The master-plan developer's performance of its obligations in this respect are generally bonded, but failure by the developer to perform may result in a specific increase in costs and/or difficulty or delays in marketing finished homes in the affected project.

CALIFORNIA RISKS

     While the Company recently has diversified its operations into the metropolitan areas of Las Vegas, Nevada, Austin, Texas and to a limited extent Phoenix, Arizona, the Company currently conducts approximately 50% of its business (on an annual revenue basis) and generates an even greater proportion of its profits in Southern California and may continue to conduct a substantial portion of its future homebuilding activities in that region. A weak economy in Southern California would have a material adverse effect on the Company. The recent Orange County bankruptcy and the bankruptcies of other businesses affecting suppliers and subcontractors have not had a material adverse effect on the Company's operations but other similar occurrences may have such an effect in the future.

     The markets in Southern California in which the Company operates present certain risks of natural disasters. To the extent that earthquakes, heavy rain, droughts, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, may be adversely affected. Weather conditions, including recent flooding in California, have periodically delayed construction resulting in some adverse effect on delivery schedules.

     The risks of construction defect and other homeowner litigation is also particularly concentrated in California. See "Litigation."

NEVADA RISKS

     Las Vegas is located in a desert environment and the continued availability of property for development is dependent on the continued availability of an adequate water supply. For a short period beginning in 1991, the Las Vegas Valley Water District imposed a moratorium on the issuance of new water commitments to correct a then projected over-allocation of water commitments. The moratorium was lifted in 1992 and, based on current population growth forecasts and assuming completion of a new water distribution system, the Water District estimates that the Las Vegas community's total supply of water for new commitments will not be exhausted prior to the year 2030.

     Until recently, the gaming industry was principally limited to the Nevada and New Jersey markets. In an effort to raise revenues without increasing taxes however, a number of states have recently legalized casino gaming and other forms of gaming. These additional gaming venues create alternative destinations for gamblers and tourists who might otherwise visit Nevada, the result of which may be fewer jobs in the gaming industry in Nevada. Legalization of casino gaming in California would have a particularly adverse impact on the gaming market in Nevada. Given the reliance of the Nevada economy in general, and the Las Vegas economy in particular, on gaming, a material adverse change for the Nevada gaming industry may have a material adverse effect on the Company's Nevada operations.

     The Las Vegas population has undergone significant growth in recent years. While the population growth has had a positive impact on the demand for housing, there has been a corresponding increase in the demand for infrastructure to support the increased population and housing. If developers and public authorities are unable to timely satisfy the growth in demand for services, additional development may be limited, which may have an adverse effect on the homebuilding business.

RECENT OPERATING RESULTS AND CHANGE IN BUSINESS STRATEGY

     The Company had significant operating losses during the fiscal years ending February 28, 1991, 1992 and 1993, which included the 22 month period of RTC control (November 1990 to August 1992). During much of the period of RTC control, the Company did not acquire land or options for land for new projects. The Company was profitable during the fiscal years ending February 28, 1994 and 1995, but it did incur losses during the first two quarters of the fiscal year ending February 28, 1994 and during the third quarter of the fiscal year ending February 28, 1995. The Company also has experienced losses in the first two quarters of the fiscal year ending February 29, 1996.

     Since the August 1992 Acquisition, the Company changed its strategy and has focused on: (i) recommencing California building operations; (ii) diversifying its geographic markets to include areas outside of Southern California; (iii) diversifying its product offerings from the Company's previous concentration on the high end of the housing market to include also entry level and first time move-up as well as high end homes in order to appeal to a broader customer base;
(iv) improving and broadening its capital base and sources of financial liquidity, in particular through the Bond Offering; (v) controlling costs while increasing operational efficiency; and (vi) reducing land and inventory risk by avoiding speculative building, constraining project sizes, avoiding entitlement risks and acquiring land where possible through the use of options, development agreements and joint ventures. While the Company believes that it has made significant progress toward implementing these strategies, there can be no assurance that the Company will continue to be successful in implementing its strategies or that such strategies, once implemented, will be successful.

LEVERAGE AND ABILITY TO SERVICE DEBT

     The Company has and will continue to have significant indebtedness. The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which in turn will be subject to general economic and financial conditions, including interest rates and other factors directly affecting the homebuilding sector as well as economic conditions in markets in which the Company's prospective homebuyers reside, competition and other factors, including many factors beyond the Company's control. The level of the Company's indebtedness could restrict its flexibility in responding to changing business and economic conditions. The Company believes that its cash flow will be sufficient to cover its debt service requirements in the near term. However, if the Company is at any time unable to generate sufficient cash flow from operations to service its debt, it may be required to seek refinancing for all or a portion of that debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

     The terms of the Indenture, and the various lines of credit and certain joint venture agreements of the Company impose restrictions on the Company's operations and require the Company to achieve and maintain certain financial ratios and satisfy other covenants. Such restrictions and covenants include, among other things, limitations on the ability of the Company to incur additional indebtedness, requirements to maintain certain levels of net worth and to observe other covenants, and limitations on the ability of the Company to pay dividends or make other distributions, and to enter into mergers and certain other transactions. Obligations under the lines of credit of the Company are secured by liens on a substantial portion of the completed and under construction homes and lots held by the Company and certain subsidiaries.

     The Company's homebuilding operations are dependent on the availability of cost of construction and development financing and may be adversely affected by any shortage or increased cost of such financing. The availability and cost of financing may also be affected by, among other factors, the net worth of the Company and the amount the Company can invest in a given project. If the Company is at any time unsuccessful in obtaining capital and/or financing to fund its planned project expenditures, its projects at that time may be significantly delayed. Any such delay could result in cost increases and adversely affect the Company's future results of operations and cash flows and profits. Moreover, any financing that is available may be more difficult and costly to obtain than that which has been available in the past because the traditional lending market has changed in that many traditional sources of capital (including many savings and loan institutions, banks and insurance companies) are no longer in the market and many of those that remain are operating under new, more restrictive, lending rules.

LAND ACQUISITION AND HOUSING INVENTORIES

     Excess landholdings can have a negative impact on earnings and liquidity due to the payment of required carrying charges such as interest and real property taxes. Market conditions may adversely affect the value of land owned by the Company, resulting in lower margins or charges against earnings. The Company attempts to reduce these risks through constraining project size and acquiring lots and land where possible through the use of options, development agreements and joint ventures, thereby enabling the Company to control lots with a smaller capital investment and to reduce land holding periods. However, there can be no assurance that such efforts will be successful. In those instances in which the Company acquires land without the necessary entitlements to build, it encounters the additional risk that such entitlements will not be obtained. In addition to land risk, the risk of holding completed housing inventory is substantial for homebuilders due to the high inventory carrying costs. The market value of housing inventories can change significantly over the life of a project, reflecting shifting market conditions, and such changes can result in material losses to the Company.

VARIABILITY OF RESULTS

     The Company historically has experienced, and in the future expects to continue to experience, variability in its unit sales and revenues on a quarterly basis. Factors expected to contribute to this variability include, among others: (i) the timing of home closings; (ii) the Company's ability to continue to acquire land and options thereon on acceptable terms; (iii) the timing of receipt of regulatory approvals for the construction of homes; (iv) the condition of the real estate market and general economic conditions in its markets, especially in Southern California and metropolitan Las Vegas which on a combined basis generate over 90% of the Company's profits;
(v) the cyclical nature of the homebuilding industry; (vi) prevailing interest rates and the availability of mortgage financing; and (vii) the cost and availability of materials and labor. The Company was able to purchase several of its California land holdings from distressed entities for a substantial discount from the seller's book value. The availability of such properties is decreasing as the economic downturn in California diminishes. The Company expects its financial results to vary from project to project and from quarter to quarter.

COMPETITION

     The residential homebuilding industry is now one of the most highly competitive industries in the United States, with homebuilders competing for desirable properties, financing, raw materials, skilled labor and home purchasers. The Company currently competes with a large number of homebuilding companies in its markets, as well as with resales of existing residential housing by individuals, financial institutions and government agencies. Some of these homebuilders are larger than the Company and have greater financial resources which can provide such homebuilders with more advantageous opportunities and an overall competitive advantage. Additionally, several other large homebuilders have begun, or announced their intention to begin, operations in the Company's Southern California and metropolitan Las Vegas markets. Many homebuilders have also begun to refocus their efforts towards the entry level market. These and other competitive influences have a collective effect of reducing the profit margins of the homebuilding business.

REGULATORY AND ENVIRONMENTAL MATTERS

     The Company and its competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction, sales, marketing, financing and other matters, including local regulation that imposes restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Governmental agencies have broad discretion in administering such requirements. The Company may also be subject to periodic delays in its homebuilding projects due to building moratoria in the areas in which it operates or other changes in regulatory requirements.

     The Company and its competitors are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws that apply to any given homebuilding site may vary according to the site's location, the site's environmental conditions and the present and former uses of the site and adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and may prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas.

LITIGATION

     The construction and sale of new residential housing is generating an increased level of litigation relating to construction defects and related matters. The Company has historically and continues to experience litigation relating to the construction and sale of homes, primarily with respect to homes constructed in Southern California prior to the August 1992 Acquisition of the Company from the RTC. In a recent example of such litigation, during the fiscal year ending February 28, 1995, the Company settled for $2.3 million a case relating to a project in San Diego which alleged misleading sales practices by previous management and other representatives of the Company in 1989 and 1990, prior to the August 1992 Acquisition from the RTC. This settlement resulted in a loss for the third quarter of the fiscal year ending February 28, 1995. While historically the Company's financial exposure to homeowner litigation has been substantially mitigated by insurance, the number of insurers offering coverage for certain types of risk is decreasing, and certain significant coverages are becoming unavailable or only available with substantial self-insured retentions or on uneconomic terms.

DEPENDENCE ON SENIOR MANAGEMENT

     Historically, the Company's future performance has depended to a significant extent upon the efforts and abilities of certain members of senior management, in particular those of Messrs. Makarechian and Dowers, who currently serve as Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer, respectively. While the Company has attempted to minimize this risk in recent years by (i) creating divisional management teams with substantial discretion and decision-making authority in California, Nevada, Texas and Arizona, and (ii) improving and diversifying its reporting and accounting procedures under the supervision of Anthony M. Laughlin and James H. Cederquist, the Company's new Chief Financial Officer and Treasurer, respectively, the loss of the benefit of the services of one or more of its senior management could have a material adverse effect on the Company. The Company does not have employment contracts with any of its senior executives.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO SELL OR EXERCISE WARRANTS

     Holders of the Warrants will have the right to sell or exercise the Warrants only if a current prospectus relating to the Warrants and/or the shares underlying the Warrants is then in effect and only if such shares and/or Warrants are qualified for sale or exempt under applicable state securities laws of the states in which the various holders of the Warrants reside. There can be no assurance that the Company will be able to keep this Prospectus or any prospectus covering such shares current, although the Company will use its best efforts to do so. The Warrants may be deprived of any value if a current prospectus covering the Warrants and/or the shares issuable upon exercise thereof is not kept effective or if such shares are not registered or exempt in the states in which holders of the Warrants reside.

                                  THE COMPANY
GENERAL

     The Company was originally organized in 1975 as J.M. Peters Company, Inc., and was reincorporated as a Delaware corporation in 1993. Effective August 1, 1995, the Company changed its name to Capital Pacific Holdings, Inc. and changed its trading symbol on the AMEX to "CPH". The Company's executive offices are located at 4100 MacArthur Boulevard, Suite 200, Newport Beach, California 92660, telephone (714) 622-8400.

     The Company is a single-family homebuilder with operations originally solely in Southern California, principally in Orange, Los Angeles, Riverside and San Diego counties. More recently, the Company's operations have expanded to metropolitan Las Vegas, Nevada; metropolitan Phoenix, Arizona; and metropolitan Austin, Texas. The Company builds and sells homes targeted to both entry level and move-up buyers.

     Since their respective dates of organization, the Company and its subsidiaries (in the case of acquired subsidiaries both before and after acquisition by the Company) have built and sold over 16,000 homes in various markets, the majority by the parent Company in Southern California. During the fiscal year ending February 28, 1995, the Company and its subsidiaries closed 824 home sales. During the first two quarters of the fiscal year ending February 29, 1996, the Company closed 469 home sales.

CHRONOLOGICAL OVERVIEW OF THE COMPANY FROM 1992 TO THE PRESENT

     In August 1992, Capital Pacific Homes, Inc., a Delaware corporation that was founded by Hadi Makarechian, currently Chairman of the Board and Chief Executive Officer of the Company, and Dale Dowers, currently President and Chief Operating Officer of the Company, acquired control and certain secured indebtedness of the Company, then known as J.M. Peters Company, Inc. ("JMP"), in a $47.25 million purchase (the "August 1992 Acquisition") from the Resolution Trust Corporation (the "RTC"). At the time of the August 1992 Acquisition, JMP had a management team in place and almost 2,000 lots in California. The August 1992 Acquisition (and JMP's results of operations for the first six months of the fiscal year ending February 28, 1993) allowed JMP to significantly improve its balance sheet through reduction of debt, sale of excess property and writedowns of land inventory. Prior to the August 1992 Acquisition, JMP had already taken significant writedowns to its land inventory.

     Following the August 1992 Acquisition, the Company recommenced construction activities, principally through joint ventures entered into at the time of the August 1992 Acquisition with advisors to the California Public Employee Retirement System (CalPERS). In August and September of 1993, the Company acquired Durable Homes, Inc. ("Durable") and formed J.M. Peters Nevada, Inc. as part of the two-pronged move into the Nevada market. Of the 16,000 homes built and sold by the Company and its subsidiaries since 1975, nearly 7,000 were built and sold by Durable both before and after its acquisition by the Company. Durable was acquired by the Company as a wholly owned subsidiary and it operates principally in metropolitan Las Vegas but also in Laughlin, Nevada. Durable's activities are focused on the entry-level and first time move-up markets. J.M. Peters Nevada, Inc., also a wholly-owned subsidiary of the Company, operates in metropolitan Las Vegas, Nevada and focuses on the move-up market. As a result of these and other activities, the Company achieved home closings totalling 644 homes in the fiscal year ending February 28, 1994.

     In May, 1994, the Company issued in a private offering (the "Bond Offering") units consisting of Notes in the aggregate principal amount of $100,000,000 (the "Old Notes") and the Warrants. The net proceeds of the Bond Offering, approximately $96 million, were utilized for project acquisitions, construction of homes, refinancings of existing indebtedness and general corporate purposes. In November 1994, holders of the Old Notes exchanged them for fully registered Notes (the "New Notes") in the same principal amount pursuant to an exchange offer under the Act. The New Notes were issued under an Indenture, dated as of May 13, 1994, between the Company, certain of its subsidiaries as guarantors, and the United States Trust Company of New York as trustee (the "Indenture").

     In September of 1994, the Company purchased 100% of the outstanding capital stock of Clark Wilson Homes, Inc. ("Clark Wilson"), a Texas corporation formed in 1992 with homebuilding operations principally in metropolitan Austin, Texas. Of the 16,000 homes bought and sold by the Company and its subsidiaries since 1975, nearly 700 are attributable to the operations of Clark Wilson since its inception in 1992.

     Also in late 1994, the Company established J.M. Peters Arizona, Inc., as a new wholly-owned subsidiary in Phoenix, Arizona. This subsidiary has now commenced homebuilding operations in metropolitan Phoenix.

     Following the Bond Offering, the Company and certain of its subsidiaries arranged bank recourse and non-recourse acquisition and development and construction loan facilities with aggregate total limits of approximately $111 million. The availability of those facilities is limited by covenants in the Indenture and in the agreements governing the various bank facilities.

     Finally, Capital Pacific Homes, Inc. was merged into the Company effective as of December 30, 1994. Effective August 1, 1995, the Company changed its name to Capital Pacific Holdings, Inc. and changed its trading symbol on the AMEX to "CPH". The merger had the effect of consolidating management, operations and the public image of the Company and satisfied a requirement of the Indenture.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF THE WARRANTS

     The Warrants were issued in certificated form (the "Warrant Certificates") pursuant to the terms and conditions of a Warrant Agreement dated May 13, 1994 entered into at the time of the Bond Offering (the "Warrant Agreement"), between the Company and United States Trust Company of New York, as the Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement. A copy of the Warrant Agreement, which is incorporated in its entirety herein by reference, is available upon request from the Company.

Issuance of Common Stock Upon Exercise of Warrants

     Each Warrant entitles the holder thereof (referred to in this subsection as the "Warrant Holder") to purchase one share of Common Stock from the Company at a price (the "Exercise Price") of $3.30 per share, subject to anti-dilution and certain other adjustments as provided in the Warrant Agreement. The Warrants may be exercised at any time after November 14, 1995 and prior to the close of business on May 1, 2002. Warrants that are not exercised by such date will expire.

     In order to exercise all or any of the Warrants represented by a Warrant Certificate, the Warrant Holder is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate, and payment in full of the Exercise Price for each share of Common Stock, which payment may be made in cash or by certified or official bank or bank cashier's check payable to the order of the Company. Upon the exercise of any Warrants in accordance with the Warrant Agreement, the Warrant Agent will cause the Company to transfer promptly to or upon the written order of the Warrant Holder appropriate evidence of ownership of any shares of Common Stock registered or otherwise placed in such name or names as the holder may direct in writing, and will deliver such evidence of ownership to the person or persons entitled to receive the same and fractional shares, if any, or an amount in cash, in lieu of any fractional shares, if any.

Dilution

     The aggregate number of shares of Common Stock issuable upon exercise of the Warrants is currently equal to approximately 5.0% of the outstanding shares of Common Stock, on a fully diluted basis. The Warrants are subject to adjustment under the anti-dilution provisions of the Warrant Agreement in certain circumstances. Reference should be made to the detailed provisions of the Warrant Agreement for a full description of the terms governing the dilution of the Warrants.

Unexercised Warrants

     The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of or vote at any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other proceedings of the Company, or to any other rights as stockholders of the Company.

DESCRIPTION OF THE COMMON STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.10 per share. At September 20, 1995, there were 14,995,000 shares of Common Stock outstanding held of record by approximately 140 stockholders.

     The holders of the Company's Common Stock are entitled to one vote per share, to receive such dividends as legally may be declared by the Board of Directors and to receive pro rata the net assets of the Company upon liquidation. There are no cumulative voting, preemptive, conversion or redemption rights applicable to the Common Stock. Stockholders casting a majority of votes in the election of directors will be entitled to elect all of the directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any person as a director.

                                USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of the Warrants, which are being sold by the Selling Security Holders. Any proceeds from the exercise of the Warrants, to the extent that the Warrants are exercised, will be utilized by the Company for general corporate purposes.

                              PLAN OF DISTRIBUTION

     The Warrants may be sold from time to time to purchasers directly by any of the Selling Security Holders, or, alternatively, any of the Selling Security Holders may from time to time offer the Warrants through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or purchasers of the Warrants for whom they may act as agent. Sales will be made at prices and on terms then prevailing or at prices related to the current market price, or in negotiated transactions. A Selling Security Holder that sells such Warrants pursuant to the Registration Statement of which this Prospectus is a part will be required to deliver such Prospectus to purchasers and will be subject to certain of the civil liability provisions under the Act in connection with such sales and will be bound by the provisions of the Warrant Registration Rights Agreement that are applicable to such Selling Security Holder (including certain indemnification obligations). A copy of the Warrant Registration Rights Agreement, which is incorporated in its entirety herein by reference, is available upon request from the Company. There can be no assurance that any of the Warrants will be sold by the Selling Security Holders.

     Pursuant to the Warrant Registration Rights Agreement, the Company will pay substantially all of the expenses incident to registration of the Warrants and of the Common Stock issuable upon exercise of the Warrants, other than transfer taxes, if any, and commissions and discounts of dealers and agents.

                            SELLING SECURITY HOLDERS

     The following table lists the names of the persons whose Warrants are covered by this Prospectus (the "Selling Security Holders"), and for each, the number of Warrants beneficially owned at the commencement of this offering.

                                                                   NUMBER OF WARRANTS
                                                                  OWNED AT COMMENCEMENT
                        SELLING SECURITY HOLDER                        OF OFFERING
        --------------------------------------------------------  ---------------------
        Bank of New York Information Services...................          39,263
        Bankers Trust Company...................................          33,221
        Bear Stearns Security Corporation.......................          57,460
        Boston Safe Deposit & Trust Company.....................          12,798
        Brown Brothers Harriman & Company.......................          30,257
        Chase Manhattan Bank....................................          18,170
        Harris Trust & Savings Bank.............................          25,600
        UNB Bank, N.A./IFTC ....................................          68,335
        Investors Bank & Trust Company/M.F.C. ..................             948
        Morgan Guaranty Trust Co. of N.Y. ......................           5,925
        Morgan Stanley & Co. Incorporated.......................         382,334
        Morgan Stanley Trust Company............................           5,925
        NBD Bank, N.A. .........................................             237
        Northern Trust Company -- Trust.........................          19,671
        State Street Bank & Trust Company -- Custodian..........          73,266
        Wachovia Bank of North Carolina.........................          16,590

                                    EXPERTS

     The financial statements and the related supplemental schedules incorporated in this Prospectus by reference to the Company's latest Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The statements made as to matters of law and legal conclusions in the documents incorporated in this Prospectus by reference and under "Description of Warrants" and "Description of Common Stock" herein have been reviewed by Wiley, Rein & Fielding.

            ------------------------------------------------------
            ------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
Selected Information..................      3
Risk Factors..........................      3
The Company...........................      7
Description of Securities.............      9
  Description of Warrants.............      9
  Description of Common Stock.........      9
Use of Proceeds.......................     10
Plan of Distribution..................     10
Selling Security Holders..............     10
Experts...............................     11
Legal Matters.........................     11

            ------------------------------------------------------
            ------------------------------------------------------
            ------------------------------------------------------
            ------------------------------------------------------

                                CAPITAL PACIFIC
                                 HOLDINGS, INC.

                                    WARRANTS
                                      AND
                                  COMMON STOCK
                             ISSUABLE UPON EXERCISE
                              --------------------

                                   PROSPECTUS
                              --------------------
                                OCTOBER 18, 1995

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by the Company in connection with this Registration Statement. All amounts are estimates except the registration fees.

        Registration Fees................................................  $   898.96
        Printing.........................................................  $45,000.00
        Legal expenses...................................................  $25,000.00
        Trustee's fees...................................................         N/A
        Accounting fees..................................................  $ 8,000.00
        Miscellaneous....................................................  $   500.00
                                                                            ---------
                  Total..................................................  $79,398.96
                                                                            =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. The Company's Articles of Incorporation and Bylaws provide the maximum indemnification allowed by Section 145.

ITEM 16. EXHIBITS.

         4.1 Warrant Agreement dated as of May 13, 1994 by and between the Company and United States Trust Company of New York, as Warrant Agent (incorporated by reference to Exhibit 10.16 of the Company's Annual Report on Form 10-K for the fiscal year ending February 28, 1994).

         4.2 Warrant Registration Rights Agreement dated as of May 13, 1994 by and between the Company and Morgan Stanley & Co., Incorporated (incorporated by reference to Exhibit 10.17 of the Company's Annual Report on Form 10-K for the fiscal year ending February 28, 1994).

         5.1 Opinion of Wiley, Rein & Fielding as to the legality of the securities.

        23.1     Consent of Arthur Andersen, LLP

        23.2     Consent of Wiley, Rein & Fielding (included in Exhibit 5.1).

        24.1     Power of Attorney (included on page II-3).

ITEM 17. UNDERTAKINGS.

     (a) Undertaking related to 415 offering: The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) The undersigned Registrant hereby undertakes that (1) for the purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed pursuant to Rules 424(b)(1), 424(b)(4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement at the time it was declared effective, and (2) for the purpose of determining any liability under the Act, each post-effective amendment, if any, that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on October 18, 1995.

                                          Capital Pacific Holdings, Inc.

                                          By:         /s/ Dale Dowers
                                             ----------------------------------
                                             President, Chief Operating Officer
                                                        and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Hadi Makarechian and Dale Dowers and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
                            ------------------------

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                 TITLE                      DATE
--------------------------------------------  -------------------------------  ------------------
          /s/ Hadi Makarechian                         Chairman, CEO             October 18, 1995
--------------------------------------------
              Hadi Makarechian

            /s/ Dale Dowers                      Director, President, COO        October 18, 1995
--------------------------------------------
                Dale Dowers

          /s/ William A. Funk                            Director                October 18, 1995
--------------------------------------------
              William A. Funk

           /s/ Allan L. Acree                            Director                October 18, 1995
--------------------------------------------
               Allan L. Acree

        /s/ Karlheinz M. Kaiser                          Director                October 18, 1995
--------------------------------------------
            Karlheinz M. Kaiser

        /s/ Anthony M. Laughlin               CFO, Vice President, Secretary     October 18, 1995
--------------------------------------------       (Chief Financial and
            Anthony M. Laughlin                     Accounting Officer)

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
------     ------------------------------------------------------------------------  ------------
  4.1      Warrant Agreement dated as of May 13, 1994 by and between the Company and United States Trust Company of New York, as Warrant Agent
           (incorporated by reference to Exhibit 10.16 of the Company's Annual
           Report on Form 10-K for the fiscal year ending February 28, 1994).......

  4.2      Warrant Registration Rights Agreement dated as of May 13, 1994 by and between the Company and Morgan Stanley & Co., Incorporated (incorporated by reference to Exhibit 10.17 of the Company's Annual Report on Form
           10-K for the fiscal year ending February 28, 1994)......................

  5.1      Opinion of Wiley, Rein & Fielding as to the legality of the securities..............................................................

 23.1      Consent of Arthur Andersen, LLP ........................................

 23.2      Consent of Wiley, Rein & Fielding (included in Exhibit 5.1).............

 24.1      Power of Attorney (included on page II-3)...............................